EXHIBIT 10.14

May 13, 2011

Mr. Peter J. Zangari

[Address]

Dear Peter:

I am pleased to extend to you a formal offer of employment at MSCI Inc. (“MSCI” or the “Firm”). Those of us who had the opportunity to meet with you look forward to your joining us. Your position will be that of Managing Director, Global Head of the Equity Portfolio Analytics Business Management Unit. You will also be a member of the Firm’s Executive Committee.

For MSCI’s fiscal year 2011, your annualized Total Reward will be $1,200,000. Your annualized Total Reward will consist of an annual base salary of $400,000 pro-rated from the date you commence employment and paid in semi-monthly installments. You will be awarded a 2011 year-end bonus of $800,000 that may be paid partially in cash and partially in a long-term equity-based incentive award (including, without limitation, restricted stock units, options, or performance units). The form and timing of your year-end bonus award, including the split between any cash and any long-term equity-based incentive award portions, will be consistent with the form and timing of the year-end bonus for other United States-based non-executive officer Managing Directors at similar compensation levels, as long as the percentage awarded in long-term equity-based incentive compensation does not exceed 40% of your 2011 year-end bonus.

Historically, year–end bonus awards have been made after the end of the fiscal year to which they relate. All components of your 2011 Total Reward are contingent upon satisfactory performance and conduct and that you remain employed through, and not give notice of termination of your employment prior to, the date of payment of any cash portion of the year-end bonus and the date of award of any long-term equity-based incentive portion of your year-end bonus, respectively. Future Total Reward and year-end bonuses will be payable within the sole discretion of the Firm and will continue to be payable, at the discretion of the Firm, partially in cash and partially in the form of long-term incentive compensation, which may consist of an equity-based award under one of the Firm’s equity-based compensation plans.

Within 30 days of your hire date, you will be awarded a special cash bonus of $100,000. By accepting this offer of employment, you agree that in the event you voluntarily resign from MSCI or are terminated for cause by MSCI before the one year anniversary of your hire date you will repay this special cash bonus amount to MSCI.

You will receive a one-time equity-based award of MSCI restricted stock units valued at $655,000 to compensate you for equity awards you will be forfeiting at your current employer as a result of your resignation. The number of restricted stock units you will receive will be determined by dividing the award value by the closing price of MSCI common stock on the day prior to your hire date. To align this award with the vesting schedule of the equity awards you will be forfeiting, the vesting schedule for this award will be as follows: 71% will vest on December 15, 2011, 22% will vest on December 15, 2012 and 7% will vest on December 15, 2013. This equity-based award is subject to verification of your forfeited awards from your current employer and to satisfactory and continued employment with MSCI through the respective vesting dates of the award.

It is our understanding that you currently hold equity awards in your current employer’s stock that are vested but restricted. These awards are currently valued at $225,000. If as a direct result of your resignation and/or your acceptance of this employment offer you forfeit all or a portion of these awards, MSCI will award you restricted stock units of an equivalent value subject to restrictions similar to those of your forfeited awards. This MSCI equity-based award would be subject to verification of your forfeited awards from your current employer and to satisfactory and continued employment with MSCI through the respective restriction lapse dates. The delivery schedule for this award would be based on the restriction lapse dates of the awards forfeited. MSCI will not make this award if your awards are forfeited at your current employer for any reason other than your voluntary resignation or your acceptance of employment with MSCI.

For planning purposes, the Total Reward reference point to be used in determining your 2012 Total Reward will be $1,300,000 based on your 2011 annualized Total Reward rate of $1,200,000 plus the $100,000 special cash bonus you will receive. This reference point will be used solely for planning purposes and may differ from the actual 2012 Total Reward you will receive. The determination of your final 2012 Total Reward will remain within the sole discretion of MSCI.

All personal compensation information is strictly confidential and is not to be divulged to any of your colleagues at MSCI or its subsidiaries. The Firm’s Code of Conduct prohibits the disclosure of any confidential information and the strictest measures including disciplinary action may be taken in the event of violation of this Code of Conduct.

In addition, if any provision of this offer letter fails to comply with Section 409A of the Internal Revenue Code or any regulations or Treasury guidance promulgated thereunder, or would result in your recognizing income for United States federal income tax purposes with respect to any amount payable pursuant to this offer letter before the date of payment, or in your incurring interest or additional tax pursuant to Section 409A, the Firm reserves the right to reform such provision; provided that the Firm shall maintain, to the maximum extent practicable, the original intent of the applicable provision without violating the provisions of Section 409A.

Each calendar year you work for MSCI, you will be eligible for 6 weeks of vacation, pro-rated this year from your date of hire.

For detailed benefits information, review the enclosed enrollment materials. Health and welfare benefits (medical, dental, vision, life, accident and disability insurance) are generally available retroactive to the date you commence employment provided benefits are elected within the 31-day enrollment period.

You may enroll in coverage on the Benefit Center website approximately seven days following your hire date.

Upon your date of hire, you will be automatically enrolled in the MSCI 401(k) Retirement Savings Plan offered to eligible employees and be eligible to receive a Company Match. To opt out of the Plan prior to your start date, complete the enclosed Opt Out Form and return it with your offer letter.

We remind you that this offer is contingent upon a number of additional steps in the employment process including, but not limited to, background and reference checking. You are also required to show appropriate proof of authorization to commence work in the United States. We ask that you complete Part 1 of the Form I-9, on or before your first day of work (see, in the attached packet, a list of the type of documentation we will need). This is a requirement of the Immigration Reform and Control Act of 1986. If you are not legally able to work for the Firm in the United States in the position offered you, or if any part of the screening process proves unsatisfactory to the Firm or you are unable to complete Part 1 of the Form I-9, the Firm reserves the right to rescind any outstanding offer of employment or terminate your employment without notice or severance benefits and rescind any stock unit or stock option awards described herein. Further, this offer is contingent on your having all licenses and registrations as MSCI shall determine necessary for your position. You must also bring with you a government-issued photo identification, in a form acceptable to MSCI (such as a valid passport or a driver’s license). Also in the enclosed packet, please find personnel forms that need to be completed and brought with you on your first day of work.

You acknowledge that in the course of your employment with the Firm, you are not permitted to make any unauthorized use of documents or other information that are the confidential, trade secret or proprietary information of another individual or company (“Confidential Information”). Likewise, you may not bring onto Firm premises any Confidential Information, whether documents or other tangible forms, relating to your prior employers’ businesses.

You understand and agree that as a condition of employment, unless you are granted a waiver in writing by the Legal and Compliance Department you may be required, upon the commencement of employment, to transfer any brokerage/securities accounts that you may influence or control to a designated institution for surveillance and review by the MSCI Legal and Compliance Department.

Nothing in this letter should be construed as a guarantee of any particular level of benefits, of your participation in any benefit plan, or of continued employment for any period of time. You should understand that your employment will be “at will,” which means that the Firm may terminate your employment for any reason, with or without cause, at any time. During your employment, subject to applicable law and in accordance with MSCI’s Drug, Alcohol and Controlled Substance Usage Policy, you may be subject to drug testing, including for reasonable suspicion of use of controlled substances. MSCI reserves the right to amend, modify or terminate, in its sole discretion, all benefit and compensation plans in effect from time to time.

This offer letter constitutes the entire understanding and contains a complete statement of all agreements between you and MSCI and supersedes all prior or contemporaneous verbal or written agreements, understandings or communications (including, without limitation, any term sheet or other summary writing relating to your employment). You acknowledge that you have not relied on any assurance or representation not expressly stated in this offer letter. If there is any conflict with the benefit information included in this letter or any verbal representation and the Plan documents or insurance contracts, the Plan documents or insurance documents control.

We are looking forward to your joining MSCI. Please report to New Hire Orientation with Kristin Markowski on your start date. At that time you will have your benefits explained in more detail. If you have questions regarding the above, please feel free to call Kristin at (###) ###-####.

We ask that you confirm your acceptance by signing and dating this offer letter in the area designated below and returning this letter to Kristin Markowski at MSCI Inc., Human Resources, 88 Pine Street, New York, NY 10005. Your signature below confirms that you are subject to no contractual or other restriction or obligation that is inconsistent with your accepting this offer of employment and performing your duties.

Please retain the additional copy of this offer letter for your reference.

Very truly yours,

/s/ Richard Powell

Richard Powell
Managing Director
Human Resources

Offer Accepted and Agreed To:

Signed:	/s/ Peter J. Zangari

Date:	5-15-11

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